UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2006

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5250-140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Item 1.01 Entry into a Material Definitive Agreement.

    On April 21, 2006, Technology Research Corporation (“TRC”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among TRC, Automated Engineering Corporation (“AEC”), dB Technologies, Inc. (“dB Tech) and David Bailey, principal shareholder of dB Tech, to acquire AEC’s Recreational Vehicle product line including intellectual property owned by related parties (dB Tech and David Bailey).

    AEC is a privately held company located in Tampa, Florida, that manufactures electronic controls and components, and dB Tech is a privately held company that owns certain intellectual property assets and provides engineering and consulting services. AEC and dB Tech are affiliated entities.

    Under the terms of the Purchase Agreement, TRC will pay AEC and related entities a cash payment of $200,000, plus a cash payment of up to $100, 000 for the actual amount of inventory on hand at the closing.  Assuming an April 28th closing, TRC will also deliver 51,679 shares of restricted TRC stock representing a payment of $350,000 following the valuation methodology in the Purchase Agreement (that may only be sold over a three-year period beginning one year from the closing-1/3 each year), plus 22,148 shares of escrowed TRC stock representing a payment of $150,000 again following the valuation methodology in the Purchase Agreement.  The escrowed TRC stock will be earned if TRC’s sales of the acquired AEC RV products post-acquisition reach certain specified targets.  David Bailey, will also enter into a three year consulting agreement to provide engineering, marketing and product support to the Company.  The closing of the Purchase Agreement is expected to occur on April 28, 2006 and is subject to customary closing conditions, including necessary consents and approvals.

Item 8.01 Other Events.

    On April 26, 2006, TRC issued a press release announcing the execution of the Purchase Agreement.  A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is filed as part of this report:

Exhibit No. 99.1	Description Press release issued April 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: April 27, 2006	By: /s/ Barry H. Black
Name: Barry H. Black
Title: VP of Finance, CFO